SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

ELDORADO GOLD CORPORATION

Canada Business Corporations Act (State or other jurisdiction of Incorporation or organization)	Not Applicable (I.R.S. Employer Identification No.)

920 – 1055 West Hastings Street,
Vancouver, British Columbia
Canada V6E 2E9
Address of Principal Executive Offices

INCENTIVE STOCK OPTION PLAN
OF ELDORADO GOLD CORPORATION
OFFICERS & DIRECTORS

(Full titles of the plans)

CT Corporation
111 Eighth Avenue, 13 Floor
New York, NY 10011; Telephone: (212) 894-8940
(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered(1)	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Shares subject to
outstanding options under the
D & O Stock Option Plan	2,820,000	US$0.75(2)(4)	US$2,115,000	US$ 171.11

Common Shares not subject to
outstanding options under the
D & O Stock Option Plan	3,950,000	US$1.86(3)(4)	US$7,347,000	US$ 594.38

Total Common Shares	6,770,000		US$9,462,000	US$ 765.49

(1)	Common Shares, without par value, offered by the Company pursuant to the Plans described herein.
(2)

Based on the weighted average exercise price of options granted under the Incentive Stock Option Plan of Eldorado Gold Corporation Officers & Directors outstanding as of the date of the filing of this registration statement.

(3)

The proposed maximum offering price per share and the registration fee were calculated in accordance with rule 457(c) and (h) based on the average high and low prices for the Registrant’s common shares on July 11, 2003, as quoted on the Toronto Stock Exchange, which was US$1.86 per share.

(4)

U.S. dollar amounts are calculated based on the noon buying rate in New York City for cable transfers payable in Canadian dollars as certified for customs purposes by the Federal Reserve Bank of New York on July 11, 2003. On such date the noon buying rate was Cdn.$ 1.00=US$1.3762.

This registration statement on Form S-8 registers 6,770,000 common shares of Eldorado Gold Corporation (the “Registrant”) to be issued pursuant to the exercise of options or rights granted under the Incentive Stock Option Plan of Eldorado Gold Corporation Officers & Directors.

PART II. INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The documents listed in (a) through (c) below are incorporated by reference in this registration statement.

    (a)        The Registrant’s registration statement on Form 40-F filed, pursuant to Section 12(b) of the Securities Exchange Act of 1934, on October 31, 2002, as amended on December 27, 2002.

    (b)        The Registrant’s annual report on Form 40-F filed on May 20, 2003 and current report on Form 6-K filed on May 20, 2003.

    (c)        The description of the Registrant’s securities contained in the Registrant’s Registration Statement on Form 8-A filed with the Securities and Exchange Commission on January 10, 2003, including any amendment or report filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities.

Not Applicable

Item 5. Interests of Named Experts and Counsel.

None

Item 6. Indemnification of Directors and Officers.

Bylaw No. 1 of the Registrant provides that, subject to the provisions of the Canada Business Corporations Act, the Registrant shall indemnify each director or officer or former director or officer of the Registrant and each other individual who acts or has acted at the Registrant’s request as a director or officer, or in a similar capacity, of another entity, and each such individual’s respective heirs and personal representatives (each, a “Qualified Person”), against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in a civil, criminal, administrative, investigative or other proceeding the individual is involved because of that association with the Registrant or other entity, provided that:

(a)	the individual acted honestly and in good faith with a view to the best interests of the Registrant or other entity; and

(b)	in the case of a criminal or administrative action or proceeding that is enforced by monetary penalty, the individual had reasonable grounds for believing the conduct was lawful.

The Canada Business Corporations Act has similar indemnification provisions as provided under Bylaw No. 1 of the Registrant, and expressly provides that each director or officer or former director or officer of the Registrant or another individual who acts or has acted at the Registrant’s request in a similar capacity of another entity (each, a “Specified Qualified Person”) is entitled to indemnity from the Registrant in respect to all costs, charges and expenses reasonably incurred by such individual in connection with the defense of any civil, criminal, administrative, investigative or other proceeding to which the individual is subject because of the individual’s association with the Registrant or other entity, if he or she (i) satisfies the requirements of (a) and (b) above and (ii)

was not judged by the court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done.

The Canada Business Corporations Act provides that the Registrant with court approval may indemnify a Specified Qualified Person in respect of all costs, charges and expenses reasonably incurred by such individual in a derivative action (an action by or on behalf of the Registrant or other entity to procure judgment in its favor) to which the individual is subject because of the individual’s association with the Registrant or other entity if he or she satisfies the requirements of (a) and (b) above. A similar provision is included in By Law No. 1 of the Registrant in respect of Qualified Persons.

Bylaw No. 1 of the Registrant also provides that the Registrant may advance monies to a Qualified Person for costs, charges and expenses in a civil, criminal, administrative, investigative or other proceeding the individual was involved because of his or her association with the Registrant or other entity. The Canada Business Corporations Act also provides that the Registrant may advance moneys to a Specified Qualified Person for the costs, charges and expenses reasonably incurred by him or her in connection with a civil, criminal, administrative, investigative or other proceeding to which he or she is subject to because of the individual’s association with the Registration or other entity; provided however he or she shall repay such monies if:

•	the individual failed to act honestly and in good faith with a view to the best interests of the Registrant or other entity; or

•	in the case of a criminal or administrative action or proceeding that is enforced by monetary penalty, the individual did not have reasonable grounds for believing the conduct was lawful.

The Registrant maintains Directors’ and Officers’ Liability Insurance for its Directors.

Item 7. Exemption from Registration Claimed.

Not Applicable

Item 8. Exhibits.

Exhibit Number	Exhibit

4.1	Incentive Stock Option Plan of Eldorado Gold Corporation Officers & Directors

5.1	Opinion of Fasken Martineau DuMoulin LLP

23.1	Consent of PricewaterhouseCoopers LLP

24.1	Power of Attorney (See page II-5 of this registration statement)

Item 9. Undertakings.

        (a)       The undersigned Registrant hereby undertakes:

                 (1)      To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                          (i)     To include any prospectus required by Section 10(a)(3) of the Securities Act;

                          (ii)     To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the change in volume and price represents no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                          (iii)     To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8, or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

                 (2)     That for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                 (3)     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b)     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act, (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (h)     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, Province of British Columbia, on this 14th day of July 2003.

ELDORADO GOLD CORPORATION /s/ Paul N. Wright Name: Paul N. Wright Title: President and Chief Executive Officer

POWER OF ATTORNEY

        Each person whose signature appears below constitutes and appoints Paul N. Wright and Earl W. Price, his attorney-in-fact, with the power of substitution, for them in any and all capacities, to sign any amendments to this registration statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Paul N. Wright Paul N. Wright	President, Chief Executive Officer and Director (Principal Executive Officer)	July 11, 2003

/s/ Earl W. Price Earl W. Price	Chief Financial Officer and Director (Principal Financial Officer and Accounting Officer)	July 10, 2003

/s/ Dawn L. Moss Dawn L. Moss	Secretary	July 2, 2003

/s/ Hugh C. Morris Hugh C. Morris	Director	July 15, 2003

/s/ Joseph F. Conway Joseph F. Conway	Director	July 11, 2003

/s/ Wayne D. Lenton Wayne D. Lenton	Director (Authorized U.S. Representative)	July 15, 2003

/s/ John S. Auston John S. Auston	Director	July 15, 2003

/s/ K. Ross Cory K. Ross Cory	Director	July 9, 2003

/s/ Robert Gilmore Robert Gilmore	Director	July 14, 2003

EXHIBIT INDEX

Exhibit Number	Exhibit

4.1	Incentive Stock Option Plan of Eldorado Gold Corporation Officers & Directors

5.1	Opinion of Fasken Martineau DuMoulin LLP

23.1	Consent of PricewaterhouseCoopers LLP

24.1	Power of Attorney (See page II-5 of this registration statement)